Exhibit 4.1

OYO GEOSPACE CORPORATION

1999 BROAD-BASED OPTION PLAN

OYO GEOSPACE CORPORATION

1999 BROAD-BASED OPTION PLAN

TABLE OF CONTENTS

Section
ARTICLE I - Plan

Purpose	1.1
Effective Date of Plan	1.2

ARTICLE II - Definitions

Affiliate	2.1
Board of Directors	2.2
Change of Control	2.3
Code	2.4
Committee	2.5
Company	2.6
Employee	2.7
Fair Market Value	2.8
Incentive Option	2.9
Option	2.10
Option Agreement	2.11
Plan	2.12
Stock	2.13

ARTICLE III - Eligibility

ARTICLE IV - General Provisions

Authority to Grant Options	4.1
Dedicated Shares	4.2
Restrictions on Transferability of Options	4.3
Requirements of Law	4.4
Changes in the Company’s Capital Structure	4.5
Election Under Section 83(b) of the Code	4.6

ARTICLE V - Options

Type of Option	5.1
Option Price	5.2
Duration of Options	5.3
Amount Exercisable	5.4
Exercise of Options	5.5
Exercise on Termination of Employment	5.6
No Rights as Stockholder	5.7

ARTICLE VI - Administration

ARTICLE VII - Amendment or Termination of Plan

i

ARTICLE VIII - Miscellaneous

No Establishment of a Trust Fund	8.1
No Employment Obligation	8.2
Forfeiture	8.3
Tax Withholding	8.4
Written Agreement	8.5
Indemnification of the Committee and the Board of Directors	8.6
Gender	8.7
Headings	8.8
Other Compensation Plans	8.9
Other Options	8.10
Governing Law	8.11

ii

ARTICLE I

Plan

(i) Purpose. This Plan is a plan for all employees (except any executive officer and any director) of the Company and its Affiliates and is intended to advance the best interests of the Company, its Affiliates, and its stockholders by providing the employees of the Company and its Affiliates with additional incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in the employ of the Company or any of its Affiliates.

(ii) Effective Date of Plan. The Plan is effective November 5, 1999. No Option shall be granted pursuant to the Plan after November 4, 2009.

ARTICLE II

Definitions

The words and phrases defined in this Article shall have the meaning set out in these definitions throughout this Plan.

(i) “Affiliate” means any corporation or other legal entity (other than the Company) in an unbroken chain of corporations or other legal entities beginning with the Company if, at the time of the action or transaction, each of the corporations or other legal entities other than the last corporation or other legal entity in the unbroken chain owns stock or other equity interests possessing more than 50% of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other legal entities in the chain.

(ii) “Board of Directors” means the board of directors of the Company.

(iii) “Code” means the Internal Revenue Code of 1986, as amended.

(iv) “Change of Control” means the occurrence of one or more of the following events:

(i) Any “person” (other than the Company or a subsidiary thereof or any employee benefit plan thereof or OYO Corporation (Japan) or OYO Corporation U.S.A.), including a “syndicate” or “group” as those terms are used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding Voting Stock;

(ii) The Company is merged or consolidated or combined in any other manner with another corporation or entity and immediately after giving effect to the merger or consolidation either (i) less than 80% of the outstanding Voting Stock of the surviving or resulting entity are then beneficially owned in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote on such merger or consolidation, the stockholders of the Company as of such record date, or (ii) the Board of Directors, or similar governing body, of the surviving or resulting entity does not have as a majority of its members the persons specified in clause (c)(a) and (b) below;

(iii) If at any time the following do not constitute a majority of the Board of Directors of the Company (or any successor entity referred to in clause (b) above):

(i) persons who are directors of the Company on November 15, 1997; and

(ii) persons who, prior to their election as directors of the Company (or successor entity if applicable) were nominated, recommended or endorsed by a formal resolution of the Board of Directors of the Company;

(iv) If at any time during a calendar year a majority of the directors of the Company are not persons who were directors at the beginning of the calendar year;

(v) the Company transfers (whether by sale, lease, exchange or otherwise) substantially all of its assets to another corporation which is a less than 80%-owned, direct or indirect, subsidiary of the Company; or

(vi) the Company shall adopt or undertake any plan of liquidation or dissolution.

(v) “Committee” means the Board of Directors.

(vi) “Company” means OYO Geospace Corporation, a Delaware corporation.

(vii) “Employee” means a person employed by the Company or any Affiliate to whom an Option is granted.

(viii) “Fair Market Value” of the Stock as of any date means (a) the closing price of the Stock on that date on the principal securities exchange on which the Stock is listed; or (b) if the Stock is not listed on a securities exchange, the average of the high and low sale prices of the Stock on that date as reported on the NASDAQ National Market System; or (c) if the Stock is not listed on the NASDAQ National Market System, the average of the high and low bid quotations for the Stock on that date as reported by the National Quotation Bureau Incorporated; or (d) if none of the foregoing is applicable, an amount at the election of the Committee equal to (x) the average between the closing bid and ask prices per share of stock on the last preceding date on which those prices were reported or (y) that amount as determined by the Committee.

(ix) “Incentive Option” means an option that satisfies the requirements of Section 422 of the Code.

(x) “Option” means an Option granted under this Plan to purchase shares of Stock.

(xi) “Option Agreement” means a written agreement that sets out the terms of an Option.

(xii) “Plan” means the OYO Geospace Corporation 1999 Broad-Based Stock Option Plan, as set out in this document and as it may be amended from time to time.

(xiii) “Stock” means the common stock of the Company, $.01 par value or, in the event that the outstanding shares of common stock are later changed into or exchanged for a different class of stock or securities of the Company or another corporation, that other stock or security.

ARTICLE III

Eligibility

The individuals who shall be eligible to receive Options shall be those employees of the Company or any of its Affiliates as the Committee shall determine from time to time. But no executive officer and no director of the Company shall be eligible to receive any Option under this Plan.

ARTICLE IV

General Provisions Relating to Options

(i) Authority to Grant Options. The Committee may grant Options under the terms and conditions of this Plan to those employees of the Company or any of its Affiliates, as it shall from time to time determine. Subject only to any applicable limitations set out in this Plan, the number of shares of Stock to be covered by any Option to be granted to an Employee shall be as determined by the Committee.

(ii) Dedicated Shares. The total number of shares of Stock with respect to which Options may be granted under the Plan shall be 50,000. The shares may be treasury shares or authorized but unissued shares.

(iii) Restrictions on Transferability of Options. Unless expressly provided for in the Option Agreement, Options shall not be transferable by the Employee other than by will or under the laws of decent and distribution, and shall be exercisable, during the Employee’s lifetime, only by him.

(iv) Requirements of Law. The Company shall not be required to sell or issue any Stock under any Option if issuing that Stock would constitute or result in a violation by the Employee or the Company of any provision of any law, statute, or regulation of any governmental authority. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, upon exercise of any Option, the Company shall not be required to issue any Stock unless the Committee has received evidence satisfactory to it to the effect that the holder of that Option will not transfer the Stock except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Committee on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any Stock covered by this Plan pursuant to applicable securities laws of any country or any political subdivision. If the Stock issuable on exercise of an Option is not registered, then the Company may imprint on the certificate evidencing the Stock any legend that counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action to cause the exercise of an Option, or the issuance of shares under either of them, to comply with any law or regulation of any governmental authority.

(v) Changes in the Company’s Capital Structure. The existence of outstanding Options or Stock Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or its rights, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Stock outstanding, without receiving compensation for it in money, services or property, then (a) the number, class, and per share price of shares of Stock subject to outstanding Options under this Plan shall be appropriately adjusted in such a manner as to entitle an Employee to receive upon exercise of an Option, for the same aggregate cash consideration, the equivalent total number and class of shares he would have received had he exercised his Option in full immediately prior to the event requiring the adjustment; and (b) the number and class of shares of Stock then reserved to be issued under the Plan shall be adjusted by substituting for the total number and class of shares of Stock then reserved, that number and class of shares of Stock that would have been received by the owner of an equal number of outstanding shares of each class of Stock as the result of the event requiring the adjustment.

If the Company is merged or consolidated with another corporation, and the Company is not the surviving corporation, or if the Company is liquidated or sells or otherwise disposes of substantially all its assets while unexercised Options remain outstanding under this Plan, (a) subject to the provisions of clause (c) below, after the effective date of the merger, consolidation, liquidation, sale or other disposition, as the case may be, each holder of an outstanding Option shall be entitled, upon exercise of the Option, to receive, in lieu of shares of Stock, the number and class or classes of shares of stock or other securities or property to which the holder would have been entitled if, immediately prior to the merger, consolidation, liquidation, sale or other disposition, the holder had been the holder of record of a number of shares of Stock equal to the number of shares as to which the Option shall be so exercised; (b) the Board of Directors may waive any limitations set out in or imposed under this Plan so that all Options, from and after a date prior to the effective date of the merger, consolidation, liquidation, sale or other disposition, as the case may be, specified by the Board of Directors, shall be exercisable in full; and (c) all outstanding Options may be canceled by the Board of Directors as of the effective date of any merger, consolidation, liquidation, sale or other disposition, if (i) notice of cancellation shall be given to each holder of an Option and (ii) each holder of an Option shall have the right to exercise that Option in full (without regard to any limitations set out in or imposed under this Plan or the Option Agreement granting that Option) during a period set by the Board of Directors preceding the effective date of the merger, consolidation, liquidation, sale or other disposition and, if in the event all outstanding Options may not be exercised in full under applicable securities laws without registration of the shares of Stock issuable on exercise of the Options, the Board of Directors may limit the exercise of the Options to the number of shares of Stock, if any, as may be issued without registration. The method of choosing which Options may be exercised, and the number of shares of Stock for which Options may be exercised, shall be solely within the discretion of the Board of Directors.

After a merger of one or more corporations into the Company or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each Employee shall be entitled to have his Restricted Stock appropriately adjusted based on the manner the Stock was adjusted under the terms of the agreement of merger or consolidation.

The issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe for them, or upon conversion of shares or obligations of the Company convertible into shares or other securities, shall not affect, and no adjustment by reason of such issuance shall be made with respect to, the number, class, or price of shares of Stock then subject to outstanding Options or Stock Awards.

(vi) Election Under Section 83(b) of the Code. If any Employee exercises the election permitted under Section 83(b) of the Code, that Employee shall, within ten days of making the election, (i) notify the Committee that he has made the election and (ii) pay to the Company, in immediately available funds, an amount equal to the additional amount, if any, that the Company will be required to withhold under applicable tax law as a result of such election. If the Employee fails to make such payment or otherwise provide for such payment, then the Company shall be entitled to deduct such sums from other compensation payable to such Employee.

ARTICLE V

Options

(i) Type of Option. No options granted under this Plan shall constitute Incentive Options.

(ii) Option Price. The price at which shares of Stock may be purchased under an Option shall be the Fair Market Value of the shares of Stock on the date the Option is granted.

(iii) Duration of Options. No Option shall be exercisable after the expiration of 10 years from the date the Option is granted.

(iv) Amount Exercisable. Each Option may be exercised from time to time, in whole or in part, in the manner and subject to the conditions the Committee, in its sole discretion, may provide in the Option Agreement, as long as the Option is valid and outstanding, provided that no Option may be exercisable within (6) months of the date of grant. Unless provided otherwise in the Option Agreement, an Option shall become exercisable on the first anniversary of the date that Option is granted.

(v) Exercise of Options. Each Option shall be exercised by the delivery of written notice to the Committee setting forth the number of shares of Stock with respect to which the Option is to be exercised, together with: (a) cash, check, bank draft, or postal or express money order payable to the order of the Company for an amount equal to the option price of the shares, and/or (b) any other form of payment which is acceptable to the Committee, and specifying the address to which the certificates for the shares are to be mailed. As promptly as practicable after receipt of written notification and payment, the Company shall deliver to the Employee certificates for the number of shares with respect to which the Option has been exercised, issued in the Employee’s name. If shares of Stock are used in payment, the aggregate Fair Market Value of the shares of Stock tendered must be equal to or less than the aggregate exercise price of the shares being purchased upon exercise of the Option, and any difference must be paid by cash, check, bank draft, or postal or express money order payable to the order of the Company. Delivery of the shares shall be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited the certificates in the United States mail, addressed to the Employee, at the address specified by the Employee.

(vi) Exercise on Termination of Employment. Unless it is expressly provided otherwise in the Option Agreement, Options shall terminate one month after severance of employment of the Employee from the Company and all Affiliates for any reason, with or without cause, other than death or retirement or disability under the then established rules of the Company. Whether authorized leave of absence or absence on military or government service shall constitute severance of the employment of the Employee shall be determined by the Committee at that time.

In determining the employment relationship between the Company and the Employee, employment by any Affiliate shall be considered employment by the Company, as shall employment by a corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, or by a parent corporation or subsidiary corporation of the corporation issuing or assuming a stock option (and for this purpose, the phrase “corporation issuing or assuming a stock option” shall be substituted for the word “Company” in the definitions of parent corporation and subsidiary corporation in Section 2.1, and the parent-subsidiary relationship shall be determined at the time of the corporate action described in Section 424(a) of the Code).

Death. If, before the expiration of an Option, the Employee, whether in the employ of the Company or after he has retired or was severed for disability, dies, the Option shall continue until the earlier of the Option’s expiration date or one year following the date of his death, unless it is expressly provided otherwise in the Option Agreement. After the death of the Employee, his executors, administrators or any persons to whom his Option may be transferred by will or by the laws of descent and distribution shall have the right, at any time prior to the Option’s expiration or termination, whichever is earlier, to exercise it, to the extent to which he was entitled to exercise it immediately prior to his death, unless it is expressly provided otherwise in the Option Agreement.

Retirement. Unless it is expressly provided otherwise in the Option Agreement, if before the expiration of an Option, the Employee shall be retired in good standing from the employ of the Company under the then established rules of the Company, the Option shall terminate on the earlier of the Option’s expiration date or one year after his retirement. If the Employee retires, then the Employee shall have the right before the Option expires or terminates to exercise the Option, to the extent to which he was entitled to exercise it immediately before his retirement, unless it is expressly provided otherwise in the Option Agreement.

Disability. If, before the expiration of an Option, the Employee shall be severed from the employ of the Company for disability, the Option shall terminate on the earlier of the Option’s expiration date or one day less than one year after the date he was severed because of disability, unless it is expressly provided otherwise in the Option Agreement. If the Employee shall be severed from the employ of the Company for disability, then the Employee shall have the right before the termination of the Option to exercise the Option, to the extent to which he was entitled to exercise it immediately prior to his severance of employment for disability, unless it is expressly provided otherwise in the Option Agreement.

(vii) No Rights as Stockholder. No Employee shall have any rights as a stockholder with respect to Stock covered by his Option until the date a stock certificate is issued for the Stock.

ARTICLE VI

Administration

The Plan shall be administered by the Committee. All questions of interpretation and application of the Plan or of the Options shall be subject to the determination of the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed and dated by all of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. In carrying out its authority under this Plan, the Committee shall have full and final authority and discretion, including but not limited to the following rights, powers and authorities, to:

(i) determine the Employees to whom and the time or times at which Options will be made,

(ii) determine the number of shares and the purchase price of Stock covered in each Option, subject to the terms of the Plan,

(iii) determine the terms, provisions and conditions of each Option, which need not be identical,

(iv) accelerate the time at which any outstanding Option may be exercised,

(v) define the effect, if any, on an Option of the death, disability, retirement, or termination of employment of the Employee,

(vi) prescribe, amend and rescind rules and regulations relating to administration of the Plan, and

(vii) make all other determinations and take all other actions deemed necessary, appropriate, or advisable for the proper administration of the Plan.

The actions of the Committee in exercising all of the rights, powers, and authorities set out in this Article and all other Articles of this Plan, when performed in good faith and in its sole judgment, shall be final, conclusive and binding on all parties.

ARTICLE VII

Amendment or Termination of Plan

The Board of Directors of the Company may amend, terminate or suspend this Plan at any time, in its sole and absolute discretion.

ARTICLE VIII

Miscellaneous

(i) No Establishment of a Trust Fund. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Employee under this Plan. All Employees shall at all times rely solely upon the general credit of the Company for the payment of any benefit which becomes payable under this Plan.

(ii) No Employment Obligation. The granting of any Option shall not constitute an employment contract, express or implied, nor impose upon the Company or any Affiliate any obligation to employ or continue to employ any Employee. The right of the Company or any Affiliate to terminate the employment of any person shall not be diminished or affected by reason of the fact that an Option has been granted to him.

(iii) Forfeiture. Notwithstanding any other provisions of this Plan, if the Committee finds by a majority vote after full consideration of the facts that the Employee, before or after termination of his employment with the Company or an Affiliate for any reason (a) committed or engaged in fraud, embezzlement, theft, commission of a felony, or proven dishonesty in the course of his employment by the Company or an Affiliate, which conduct damaged the Company or Affiliate, or disclosed trade secrets of the Company or an Affiliate, or (b) participated, engaged in or had a material, financial or other interest, whether as an employee, officer, director, consultant, contractor, stockholder, owner, or otherwise, in any commercial endeavor in the United States that competes with the business of the Company or an Affiliate without the written consent of the Company or Affiliate, then the Employee shall forfeit all outstanding Options, and including all exercised Options and other situations pursuant to which the Company has not yet delivered a stock certificate. Clause (b) shall not be deemed to have been violated solely by reason of the Employee’s ownership of stock or securities of any publicly traded corporation, if that ownership does not result in effective control of the corporation.

The decision of the Committee as to the cause of the Employee’s discharge, the damage done to the Company or an Affiliate, and the extent of the Employee’s competitive activity shall be final. No decision of the Committee, however, shall affect the finality of the discharge of the Employee by the Company or an Affiliate in any manner.

(iv) Tax Withholding. The Company or any Affiliate shall be entitled to deduct from other compensation payable to each Employee any sums required by federal, state, or local tax law to be withheld with respect to the grant or exercise of an Option. In the alternative, the Company may require the Employee (or other person exercising the Option) to pay the sum directly to the Company. If the Employee (or other person exercising the Option) is required to pay the sum directly, payment in cash or by check of such sums for taxes shall be delivered within 10 days after the date of exercise. The Company shall have no obligation upon exercise of any Option until payment has been received, unless withholding (or offset against a cash payment) as of or before the date of exercise is sufficient to cover all sums due with respect to that exercise. The Company and its Affiliates shall not be obligated to advise an Employee of the existence of the tax or the amount which the employer corporation will be required to withhold.

(v) Written Agreement. Each Option shall be embodied in a written Option Agreement that shall be subject to the terms and conditions of this Plan and shall be signed (i) by the Employee and (ii) by a member of the Committee on behalf of the Committee and the Company, or by an executive officer of the Company other than the Employee on behalf of the Company. The Option Agreement may contain any other provisions that the Committee in its discretion shall deem advisable that are not inconsistent with the terms of this Plan.

(vi) Indemnification of the Committee and the Board of Directors. With respect to administration of this Plan, the Company shall indemnify each present and future member of the Committee and the Board of Directors against, and each member of the Committee and the Board of Directors shall be entitled, without further act on his part, to indemnity from the Company for, all expenses (including attorney’s fees, the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his being or having been a member of the Committee and/or the Board of Directors, whether or not he continues to be a member of the Committee and/or the Board of Directors at the time of incurring the expenses — including, without limitation, matters as to which he shall be finally adjudged in any action, suit or proceeding to have been found to have been negligent in the performance of his duty as a member of the Committee or the Board of Directors. However, this indemnity shall not include any expenses incurred by any member of the Committee and/or the Board of Directors in respect of matters as to which he shall be finally adjudged in any action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as a member of the Committee and the Board of Directors, or in respect of any matter in which any settlement is effected, to an amount in excess of the amount approved by the Company on the advice of its legal counsel. In addition, no right of indemnification under this Plan shall be available to or enforceable by any member of the Committee and the Board of Directors unless, within 60 days after institution of any action, suit or proceeding, he shall have offered the Company, in writing, the opportunity to handle and defend same at its own expense. This right of indemnification shall inure to the benefit of the heirs, executors or administrators of each member of the Committee and the Board of Directors and shall be in addition to all other rights to which a member of the Committee and the Board of Directors may be entitled as a matter of law, contract, or otherwise.

(vii) Gender. If the context requires, words of one gender when used in this Plan shall include the others and words used in the singular or plural shall include the other.

(viii) Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms of the Plan.

(ix) Other Compensation Plans. The adoption of this Plan shall not affect any other stock option, incentive or other compensation or benefit plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company or any Affiliate.

(x) Other Options. The grant of an Option shall not confer upon the Employee the right to receive any future or other Options under this Plan, whether or not Options may be granted to similarly situated Employees, or the right to receive future Options upon the same terms or conditions as previously granted.

(xi) Governing Law. The provisions of this Plan shall be construed, administered, and governed under the laws of the State of Texas.

OYO GEOSPACE CORPORATION

1999 BROAD-BASED OPTION PLAN

STOCK OPTION AGREEMENT

Under the terms and conditions of the OYO Geospace Corporation 1999 Broad-Based Option Plan (the “Plan”), a copy of which is attached hereto and incorporated in this Agreement by reference, OYO Geospace Corporation (the “Company”) grants to                      (the “Optionee”) the option to purchase          shares of the Company’s Common Stock, $.01 par value, at the price of $     per share, subject to adjustment as provided in the Plan (the “Option”).

This Option shall be for a term commencing on this date and ending ten years from the date hereof, unless this Option is terminated earlier by reason of the Optionee’s ceasing to be a director as provided in the Plan.

This Option shall be exercisable on or after the date that is one year from the date hereof.

This Option is a nonqualified stock option which is not intended to be governed by Section 422 of the Internal Revenue Code of 1986, as amended.

The Optionee in accepting this Option accepts and agrees to be bound by all the terms and conditions of this Agreement and of the Plan.

Granted the day              of ,                     ,             .

OYO GEOSPACE CORPORATION

By

ACCEPTED this          day of ,              .

Optionee